Exhibit 4.2

CERTAIN INFORMATION (INDICATED BY [***] or [REDACTED]) HAS BEEN EXCLUDED FROM THE
VERSION OF THIS DOCUMENT FILED AS AN EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND
THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

VERSION FOR SEDAR FILING

LICENSE AGREEMENT

BETWEEN

MERCK KGaA

[***]

[***]

AND

IMMUNOVACCINE TECHNOLOGIES, INC.

DATED

12 JULY 2010

LICENSE AGREEMENT

This License Agreement (hereinafter referred to as “Agreement”) is made and effective as of the 12 day of July, 2010 (the “Effective Date”), by and between MERCK KGaA, a German company with a principal place of business located at Frankfurter Stralle 250, 64293 Darmstadt, German , [***] (hereinafter collectively referred to as “Merck”), and IMMUNOVACCINE TECHNOLOGIES, INC. (hereinafter referred to as “Immunovaccine”), a Canadian corporation with a principal place of business located at 1819 Granvill Street, Suite 303, Halifax, Nova Scotia B3J 3R1, Canada. Merck and Immunovaccine are each referred to herein as a “Party” and collectively as the “Parties,” except as may otherwise be provided in this Agreement.

WITNESSETH:

WHEREAS, [***]

WHEREAS, Merck wishes to grant to Immunovaccine, and Immunovaccine wishes to receive from Merck, certain rights to the Compound; and

WHEREAS, Immunovaccine wishes to further develop Products (as hereinafter defined) for the treatment of various forms of cancer.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, the Parties agree to as follows:

ARTICLE 1 -DEFINITIONS

The following terms shall have the following respective definitions:

1.1 “Affiliate” means any corporation or non-corporate entity which controls, is controlled by or under common control with either Immunovaccine or Merck KGaA or [***]. A corporation or non-corporate entity, as applicable, shall be regarded as in control of another corporation if (a) it owns or directly or indirectly controls at least fifty percent (50%) of the voting stock of the other corporation or in the absence of the ownership of at least fifty percent (50%) of the voting stock of a corporation, or (b) in the case of a non-corporate entity, if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation or non-corporate entity, as applicable.

1.2 “Calendar Quarter” means each three (3) month period commencing la January, 1” April, 1s` July, or 1” October.

1.3 “Calendar Year” means the period beginning on the 151 January and ending on the 31’ December of the same year.

1.4 “Change of Control” means: (a) a transaction or series of related transactions that results in the sale or other disposition to a Third Party or Sublicensee of all or substantially all of a Party’s assets, [***]; (b) a merger or consolidation in which a Party is not the surviving corporation or in which, if a Party is the surviving corporation, the shareholders of such Party immediately prior to the consummation of such merger or consolidation do not, immediately after consummation of such merger or consolidation, possess a majority of the voting power of all of the Party’s outstanding stock and other securities and the power to elect a majority of the members of the Party’s board of directors; or (c) a transaction or series of related transactions (which may include without limitation a tender offer for a Party’s stock or the issuance, sale or exchange of stock of a Party) if the shareholders of such Party immediately prior to the initial such transaction do not, immediately after consummation of such transaction or any of such related transactions, own stock or other securities of the entity that possess a majority of the voting power of all of the Party’s outstanding stock and other securities and the power to elect a majority of the members of the P ‘s board of directors. [***]

1.5 “Clinical Trial” means a clinical trial in human subjects that has been approved by a Regulatory Authority and is designed to measure the safety and/or efficacy of the Products. Clinical Trials shall include Phase I trials, Phase H trials and Phase III Trials.

1.6 “Combination Product” means a product containing Compound and/or Product together with one or more active ingredients, or with one or more devices.

1.7 “Commercialization” or “Commercialize” means any and all activities undertaken before or after Regulatory Approval of an NDA for a particular Product and that relate to the marketing, promoting, distributing, importing for sale, offering for sale, and selling of the Product, and interacting with Regulatory Authorities regarding the foregoing.

1.8 “Commercially Reasonable Efforts” means, with respect to a Party’s obligation under this Agreement to Develop or Commercialize a Product, the level of efforts required to carry out such obligation in a sustained manner consistent with the efforts a similarly situated biopharmaceutical company or pharmaceutical company, as the case may be, devotes to a product of similar market potential, profit potential or strategic value resulting from its own research efforts, based on conditions then prevailing. For the avoidance of doubt, Commercially Reasonable Efforts with respect to Product Development (as defined hereinafter) shall be assessed independently of Irrununovaccine’s other activities that are not related to the Product Development and shall require what a diligent person would do to perform a sound and reasonable Development of the Product.

1.9 “Compound” means Survivac or any of the peptides or any combinations thereof covered by the Merck Patent Rights, [***]

1.10 “Confidential Information” of a Party means such Party’s confidential information relating to its business, operations and products, including but not limited to, any technical information, Know-How, Merck Technology or Immunovaccine Technology or Product Technology, as applicable, trade secrets, or inventions (whether patentable or not) that it discloses to the other Party under this Agreement.

1.11 “Controlled” means, with respect to (a) Patent Rights, (b) Know-How or (c) biological, chemical or physical material, that the Party or one of its Affiliates owns or has a license or sublicense to such right, item, or material (or in the case of material, has the right to physical possession of such material) and has the ability to grant a license or sublicense to, or assign its right, title and interest in and to, such right, item or material as provided for in this Agreement without violating the terms of any agreement or other arrangement with any Third Party.

1.12 “Covers” means with respect to a Merck Patent Right or Immunovaccine Patent Right or Product Technology Patent Right, that but for a license granted to a Party under such Patent Right, the manufacture, use, offer for sale, sale or importation of the Product would infringe a Valid Claim of such Patent Right.

1.13 “Designated Senior Executive” means a member of senior management or the board of directors of a Party who is designated by such Party to resolve Disputes under this Agreement.

1.14 “Development” or “Develop” means, with respect to a Product, the performance of all preclinical and clinical development, manufacturing and regulatory activities that are required to obtain Regulatory Approval of such Product in the Territory under this Agreement.

1.15 “EMA” means the European Medicines Agency or any successor agency.

1.16 “EP” means those certain European countries that are members of the European Patent Convention as designated at the filing date of a specific application and selected for validation when granted and validated.

1.17 “EU” means at least three (3) of the five (5) major EU markets (i.e. Germany, France, UK, Italy or Spain). For clarification, a Sublicense in the EU requires that one or more Sublicenses with Sublicensees are in force simultaneously in at least three (3) out of the five (5) major EU markets.

1.18 “Executive Officer” means, in the case of Immunovaccine, its Chief Executive Officer or President, or his designee, in the case of Merck, the head of the Merck Serono division or his designee.

1.19 “FDA” means the United States Food and Drug Administration, or a successor federal agency thereto.

1.20 “Field” means the diagnosis, prevention, palliation or treatment of human disease.

1.21 “First Commercial Sale” means the first sale for monetary value to a Third Party for use or consumption by the general public of the Product by a Party hereto, or their respective Affiliate(s), Sublicensees or legal successors in any country or possession following the receipt of Regulatory Approval for the Product in such country or possession.

1.22 “Governmental Body” means any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or entity and any court or other tribunal); (d) multi-national or supranational organization or body, or (e) individual, entity, or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

1.23 “Immunovaccine Know-How” means all Know-How that is Controlled by Immunovaccine prior to and/or during the Term and is necessary or useful in the research, Development, use, manufacture, or Commercialization of the Product, except Know-How that is acquired or developed independently from the Development of the Product.

1.24 “Immunovaccine Patent Rights” means all Patent Rights that are Controlled by Immunovaccine at any time prior to and/or during the Term that relate to the research, Development, manufacture, use, and/or Commercialization of the Product, except Patent Rights that are acquired or developed independently from the Development of the Product.

1.25 “Immunovaccine Technology” means the Immunovaccine Know-How and Immunovaccine Patent Rights.

1.26 “Indication” means those disease indications as distinguished by reference to the World Health Organization International Classification of Diseases, version 10 (as revised and updated, “ICD10”).

1.27 “Initiation” of a Clinical Trial means the first dosing of the first patient with a Product in such Clinical Trial.

1.28 “Know-How” means all scientific or technical information, results and data of any type whatsoever, in any tangible or intangible form whatsoever, that is not in the public domain or otherwise publicly known, including, without limitation, discoveries, inventions, trade secrets, databases, practices, protocols, regulatory filings, methods, processes, techniques, biological and other materials, reagents, specifications, formulations, formulae, data (including pharmacological, biological, chemical, toxicological and clinical information) analytical, quality control, and stability data, studies and procedures) and development information, results and data, whether or not patentable, all to the extent not claimed or disclosed in a patent. “Know-How” excludes Patent Rights.

1.29 “Merck Know-How” means all the Know-How that is owned or Controlled by Merck as of the Effective Date and is necessary or useful for the Development or Commercialization of the Product and was developed or acquired by Merck in connection with the Compound including but not limited to the information as set forth in Schedule 1.29 hereto.

1.30 [***]

1.31 “Merck Patent Rights” means all Patent Rights that are Controlled by Merck as of the Effective Date that relate to the research, Development, manufacture, use, or Commercialization of the Products and are set forth on Schedule 1.31 hereto, and all Patent Rights derived therefrom.

1.32 “Merck Technology” means the Merck Know-How and the Merck Patent Rights existing as of the Effective Date of the Agreement that are necessary or useful to Develop and Commercialize the Products.

1.33 “NDA” means a New Drug Application filed pursuant to the requirements of the FDA, as more fully defined in 21 CFR Article 314.3 et seq, a Biologics License Application filed pursuant to the requirements of the FDA, as more fully defined in 21 CFR Article 601, and any equivalent application filed in any country in the Territory, together, in each case, with all additions, deletions or supplements thereto.

1.34 [Redacted for competitive reasons.][***]

1.35 “Patent Right” means: (a) an issued or granted patent, including any extension, supplemental protection certificate, registration, confirmation, reissue, reexamination, extension or renewal thereof; (b) a pending patent application, including any continuation, divisional, continuation-in-part, substitute or provisional application thereof; and (c) all counterparts or foreign equivalents of any of the foregoing issued by or filed in any country or other jurisdiction.

1.36 “Phase III Trial” means a clinical trial of the Product in human patients, which trial is a pivotal trial to be used as the basis for the filing of an NDA.

1.37 [***]

1.38 [***]

1.39 “Proceeds” means all cash and non-cash proceeds.

1.40 “Product(s)” means any pharmaceutical product(s) containing Compound.

1.41 “Product Development” means any and all activities of Immunovaccine under this Agreement to Develop a Product in accordance with the Product Development Plan.

1.42 “Product Development Plan” means the detailed plan for Development of a Product as attached to this Agreement as Appendix A, as may be amended from time to time.

1.43 “Product Technology” means all Patent Rights, inventions, discoveries, Know-How, data and results applicable to the Products made, achieved, or generated by Immunovaccine, its Affiliates or Sublicensees from the Effective Date during the Development of the Products that cannot be used without using the Merck Technology.

1.44 “Product Technology Patent Rights” means the Patent Rights covering the Product Technology.

1.45 “Region” means any of the EU, the US, or Japan.

1.46 “Regulatory Approval” means the receipt from a Regulatory Authority by Immunovaccine, or its respective Affiliates, or Sublicensees or legal successors of approval to lawfully market a Product in the corresponding jurisdiction in the Territory.

1.47 “Regulatory Authority” means (a) the FDA, (b) the EMA or the European Commission, or (c) any regulatory body with similar regulatory authority over pharmaceutical or biotechnology products in any other jurisdiction anywhere in the world.

1.48 “Sublicense” means a sublicense that is granted by Immunovaccine to a Sublicensee in accordance with Article 2.2 with respect to a Product.

1.49 “Sublicensee” means a third party other than an Affiliate of Immunovaccine to which Immunovaccine (or its Affiliate) or legal successor has granted a Sublicense.

1.50 [Definition redacted for confidentiality reasons.] [[***]

1.51 “Survivac,” also known as EMD 640744 [***]

1.52 “Territory” means all the countries or possessions in the world.

1.53 “Third Party” means any person, co oratio firm, limited liability company, partnership, or other entity that is not Merck KGaA, [***] or Immunovaccine or an Affiliate of any of them or a Sublicensee of any of them.

1.54 [***]

1.55 [***]

1.56 “Valid Claim” means a claim of an issued and unexpired patent in the Merck Technology and/or Product Technology and/or Immunovaccine Technology, which has not lapsed or been revoked, abandoned or held unenforceable or invalid by a final decision of a court or governmental or supra-governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, reexamination or disclaimer or otherwise and which claim, but for the license under this agreement, would be infringed by the production, manufacture, sale, lease, license, transfer or use of a Product.

1.57 Other Terms. The definition of each of the following terms is set forth in the Article of the Agreement indicated below:

[***] [Redacted.]

[***] [Redacted.]

[***] [Redacted.]

[***] [Redacted.]

[***] [Redacted.]

“Additional Royalties” has the meaning set forth in Schedule 4.3(a).

[***] [Redacted.]

[***] [Redacted.]

[***] [Redacted.]

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[***] [Redacted.]

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[***] [Redacted.]

[***]

“Dispute” has the meaning set forth in Article 11.1.

“Dispute Notice” has the meaning set forth in Article 11.2.

[***]

[***] [Redacted.]

[***] [Redacted.]

“Immunovaccine Indemnitees” has the meaning set forth in Article 8.1.

[***] [Redacted.]

“Losses” has the meaning set forth in Article 8.1.

[***] [Redacted.]

“Merck Indemnitees” has the meaning set forth in Article 8.2.

[***]

[***] [Redacted.]

“Non-responsible Party” has the meaning set forth in Article 5.1(a).

[***]

[***]

“Patent Protection” has the meaning as set forth in Article 10.3(b).

[***]

[***] [Redacted.]

“Responsible Party” has the meaning set forth in Article 5.1(a).

[***]

[***]

[***] [Redacted.]

“Settlement” has the meaning as set forth in Article 5.3(d).

[***]

[***]

[***]

“Term” has the meaning set forth in Article 9.

“Third Party Action” has the meaning set forth in Article 5.3(a).

ARTICLE 2 -GRANT OF LICENSES AND SUBLICENSES

2.1 Grant of Licenses. Subject to the terms and conditions of this Agreement, Merck hereby grants to Immunovaccine an exclusive (even as to Merck KGaA, [***], and their respective Affiliates), worldwide, sublicensable in accordance with Article 2.2, royalty-bearing license under the Merck Technology, to Develop, make, have made, use, Commercialize, sell, offer for sale, have sold, import and export Products in the Field in the Territory.

2.2 Sublicensing. Subject to Article 2.3 below, Immunovaccine shall have the right to grant Sublicenses to a third party of the rights granted to Immunovaccine under Article 2.1, provided however that Immunovaccine shall remain responsible for such Sublicensee’s performance of Inununovaccine’s obligations under this Agreement.

2.3 [***] [Redacted for confidentiality reasons.]

2.4 [***]

2.5 Technology Transfer. As soon as reasonably practicable after the Effective Date, but in no event later than six (6) months following the Effective Date, Merck will transfer to Immunovaccine, at Immunovaccine’s cost and expense, all Merck Know-How and Merck Materials, including without limitation, all preclinical data, clinical data, assays and associated materials, protocols, procedures and all other information in Merck’s Control, that is necessary or useful for Immunovaccine to continue or initiate pre-clinical or clinical development of, or to seek Regulatory Approval for, the Products.

2.6 [***]

2.7 Liability. Subject to Article 8.3, each of Merck KGaA and [***] shall be jointly and severally liable for any breach by either Party under this Agreement.

2.8 [***]. [Provision redacted for confidentiality reasons.]

ARTICLE 3 -DEVELOPMENT AND COMMERCIALIZATION BY IMMUNOVACCINE

3.1 Responsibility for Product Development. Immunovaccine shall be responsible for the Development, registration and Commercialization of the Product and will use Commercially Reasonable Efforts to Develop and Commercialize the Product in the Territory and shall have sole decision-making authority with regard thereto. Immunovaccine shall Develop the Product under the Agreement in accordance with the Product Development Plan and shall bear any and all costs related to such Product Development.

3.2 Product Development Plan. Immunovaccine will develop the Product in accordance with the Product Development Plan mutually agreed between the Parties and as attached as Appendix A to this Agreement [***] [Redacted for competitive reasons.] The Product Development Plan shall include without limitation, pre-clinical studies, IND filing, a Phase I study and a Phase Ha trial. Immunovaccine shall have the right to make such adjustments to the Product Development Plan that are reasonably required and scientifically justified for scientific and/or regulatory reasons with Merck’s prior written consent, such consent not to be unreasonably withheld or delayed.

3.3 Diligence by Immunovaccine. Immunovaccine will use Commercially Reasonable Efforts to Develop the Product in accordance with the Product Development Plan and to meet the timelines in the Product Development Plan. Notwithstanding the foregoing, Merck acknowledges and agrees that therapeutic development is experimental in nature and subject to certain inherent risks, and that the requirements of the Regulatory Authorities can be unpredictable. As such, Immunovaccine cannot guarantee its ability to satisfy the timelines or targets stated in the Product Development Plan. In case of material delays, whether caused by Immunovaccine or not, Immunovaccine shall promptly inform Merck about such delays and the reasons for the delay. For the avoidance of doubt, material delays resulting from Immunovaccine’s failure to use Commercially Reasonable Efforts in conducting the Product Development Plan shall be considered a breach of the Agreement.

3.4 Immunovaccine Resources. Immunovaccine shall commit the funds and other resources (such as staff, equipment, etc.) reasonably necessary to diligently commence and continue work under the Product Development Plan promptly following the execution of the Agreement.

3.5 Product Development Reporting. [Provision related to reporting redacted for competitive reasons.] [***]

3.6 Regulatory Filings. Immunovaccine will prepare and file, at its own cost and expense, all submissions for regulatory approvals for the Product related to, among others, Clinical Trials and/or Regulatory Approval of the Product including all NDAs. All such regulatory submissions and approvals will be held by and in the name of Immunovaccine.

3.7 [***]

3.8 Regulatory Materials. Merck shall provide Immunovaccine with electronic copies of all regulatory filings in Merck’s possession which were prepared for the Compound and/or Product in the Territory, if any.

ARTICLE 4 -FINANCIAL PROVISIONS

4.1 Payments by Immunovaccine. The provisions of this Article 4 shall apply to the payment [***]

4.2 [Financial terms redacted for competitive and confidentiality reasons.] [***]

4.3 Royalties.

(a) [***]

(b) [***]

(c) [***]

(d) [***]

(e) [***]

4.4 [***]

(a) [***]

(i)	[***]

(ii)	[***]

(1)	[***]

(2)	[***]

(b) [***]

4.5 [***]

4.6 Tax. If applicable laws, rules, regulations, or court order or decree requires that taxes be deducted and withheld from royalties or any other payments paid under this Agreement by either Party, said Party shall (i) deduct those taxes and interests and penalties assessed thereon from the payment or from any other payment owed by said Party hereunder; (ii) pay the taxes to the proper Governmental Body; (iii) send evidence of the obligation together with proof of payment to other Party within one hundred (100) days following such payment; (iv) remit the net amount, after deductions or withholding made under this Article 4.6 and (v) cooperate with other Party in any way reasonably requested by other Party, to obtain available reductions, credits or refunds of such taxes; provided, however, that the other Party shall reimburse said Party for said Party’s out-of-pocket expenses incurred in providing such assistance. It is understood and agreed between the Parties that any payments made by either Party under this Agreement are exclusive of any value added or similar tax imposed upon such payment.

4.7 Late Payment. Payments not paid when due shall bear interest at a rate of one and a half percent (1.5%) percent per annum above the three-month EURO LIBOR which applied on the day when the payment was due. Calculation of interest will be made for the exact number of days in the interest period based on a year of three hundred and sixty-five (365) days.

ARTICLE 5 -INVENTIONS AND PATENTS

5.1 Patent Prosecution and Maintenance.

(a) Responsible Party. The Party who is responsible for the filing, prosecution, enforcement and defense of the Merck Patent Rights and Immunovaccine Patent Rights or Product Technology Patent Rights shall be the “Responsible Party”. The other Party shall be the “Non-responsible Party”. The designation of the Responsible Party shall be determined as follows:

(i)	Merck shall be the Responsible Party for the Merck Patent Rights;

(ii)	Immunovaccine shall be responsible for the Patent Rights relating to the Product Technology and for the Patent Rights relating to the Immunovaccine Technology. Immunovaccine shall be the sole owner of Product Technology.

[***]

(b) Rights and Responsibilities of Responsible Party. Subject to Article 5.1(a) with respect to the Merck Patent Rights and as otherwise set forth in Article 5.1(c) below, the Responsible Party shall have the first right, and the obligation, to file, prosecute and maintain the Merck Patent Rights, Product Technology Patent Rights, and Immunovaccine Patent Rights, which right includes the right to reissue and re-examine granted Patent Rights. In the case of (a)(i) above, Merck shall bear all reasonable costs and expenses of filing, prosecuting and maintaining and reissuing the Merck Patent Rights. [***] The Parties hereby further agree to cooperate fully in the preparation, filing, prosecution and maintenance of any Patent Rights under this Agreement and in the obtaining and maintenance of any patent extensions, supplementary protection certificates and the like available with respect to any such Patent Right or any Product. The Responsible Party shall reasonably consider the Non-responsible Party’s comments with respect to prosecution of any such patents. Such cooperation shall include, but not be limited to: (i) executing all papers and instruments, or requiring its employees or contractors, to execute such papers and instruments and to enable the Responsible Party to apply for and to prosecute and to maintain patent applications in any country in which it is commercially reasonable for such Responsible Party to do so, but at a minimum in the countries set forth in Schedule 5.1(b) (provided, that maintenance of any patent applications filed in such countries prior to the Effective Date of this Agreement shall be contingent upon a filing of the patents application prior to such Effective Date); and (ii) promptly informing the Responsible Party of any matters coming to such Party’s attention that may affect the preparation, filing, prosecution or maintenance of any such patent applications; and (iii) the Responsible Party regularly updating the Non-responsible Party on the status of all Patent Rights, including any dates for action required or due dates for payments. The Responsible Party shall reimburse the Non-responsible Party for its out-of-pocket expenses reasonably incurred in providing such assistance.

(c) Election not to file and prosecute Merck Patent Rights or Immunovaccine Patent Rights or Product Technology Patent Rights. If the Responsible Party elects not to file, prosecute or maintain any Merck Patent Rights or Immunovaccine Patent Rights or Product Technology Patent Rights relevant to this Agreement in a country or possession in the Territory, then it shall notify the Non-responsible Party in writing by a reasonable period prior to any deadline applicable to the filing, prosecution or maintenance of such Merck Patent Rights or Immunovaccine Patent Rights or Product Technology Patent Rights, as the case may be, or any other date by which an action must be taken to establish or preserve such Merck Patent Rights or Immunovaccine Patent Rights or Product Technology Patent Rights in such country or possession, in order to enable the Non-responsible Party to take such actions as permitted by the subsequent sentence. In such case, the Non-responsible Party shall have the right, but not the obligation, to pursue the filing or support the continued prosecution or maintenance of such Merck Patent Rights or Immunovaccine Patent Rights or Product Technology Patent Rights at its own expense, except as a provided in Article 5.1(a) above; [***]. If the Non-responsible Party does elect to take such action in a country or possession in the Territory, then it shall notify the Responsible Party of such election, and the Responsible Party shall reasonably cooperate with the Non-responsible Party in this regard.

(d) Patent Term Extension. Subject to Article 5.1(c) above, the Responsible Party shall be responsible for taking Commercially Reasonable Efforts to obtain all patent term extensions wherever available for Merck Patent Rights and Immunovaccine Patent Rights and Product Technology Patent Rights relevant to this Agreement. The Non-responsible Party shall provide the Responsible Party with all relevant information, documentation and reasonable assistance in this respect. Any such assistance, supply of information and consultation shall be provided promptly and in a manner that will ensure that all patent term extensions for Products are obtained wherever commercially reasonable, legally permissible, and to the maximum extent available. In the event that any election with respect to obtaining patent term extensions is to be made, the Responsible Party shall have the right to make such elections taking into consideration any proposal made by the Non-responsible Party, but the Non-responsible Party shall abide by all such elections.

(e) [***]

5.2 Enforcement of Patents.

(a) Notice. If either Party believes that a Merck Patent Right or Immunovaccine Patent Right or Product Technology Patent Right is being infringed by a Third Party or if a Third Party claims that any Merck Patent Right or Immunovaccine Patent Right or Product Technology Patent Right is invalid or unenforceable, the Party possessing such knowledge or belief shall notify the other Party and provide it with details of such infringement or claim that are known by such Party.

[Redacted for confidentiality reasons.]

(b) [***]

(c) [***]

(d) [***]

(e) [***]

(f) [***]

5.3 Third Party Actions Claiming Infringement.

(a) Notice. If a Party becomes aware of any claim or action, or potential or otherwise threatened claim or action, by a Third Party against either Party that claims that a Product, or its use, Development, manufacture or sale infringes such Third Party’s intellectual property rights (each, a “Third Party Action”), such Party shall promptly notify the other Party of all details regarding such claim or action that is reasonably available to such Party.

[Redacted for confidentiality reasons.]

(b) [***]

(c) [***]

(d) [***]

(e) [***]

(f) [***]

ARTICLE 6 -CONFIDENTIALITY; PUBLICATION; PRESS RELEASE

6.1 Confidentiality Obligations. Each Party agrees that, for the Term and for five (5) years thereafter, such Party shall, and shall ensure that its officers, directors, employees and agents shall, keep completely confidential and not publish or otherwise disclose and not use for any purpose except as expressly permitted hereunder any Confidential Information disclosed to it by the other Party pursuant to this Agreement. Notwithstanding the foregoing, the nondisclosure and non-use obligations set forth in this Article 6.1 shall apply to Confidential Information constituting trade secrets for as long as such Confidential Information remains a trade secret under applicable law.

The foregoing obligations shall not apply to any Confidential Information disclosed by a Party hereunder to the extent that the receiving Party can demonstrate that such Confidential Information:

(a) was already known to the receiving Party or its Affiliates, other than under an obligation of confidentiality, at the time of disclosure, as evidenced by competent written proof;

(b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

(c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;

(d) was subsequently lawfully disclosed to the receiving Party or its Affiliates by a Third Party without an obligation of confidentiality other than in contravention of a confidentiality obligation of such Third Party to the disclosing Party; or

(e) was developed or discovered by employees or agents of the receiving Party or its Affiliates who had no access to the Confidential Information of the disclosing Party, as evidenced by competent written proof.

Notwithstanding the above obligations of confidentiality and non-use, a Party may disclose information to the extent that such disclosure is reasonably necessary to perform all obligations and/or enjoy all rights under this Agreement, which shall include without limitation, the use by [***] Sublicensee of Confidential Information to Develop and Commercialize Products subject to them being bound by reasonable obligations of confidentiality and non-use, which are at least as stringent as those contained herein. To the extent reasonably necessary, each Party may further disclose Confidential Information to Third Parties in connection with a due diligence by such Third Parties or to potential Third Party investors or financial institutions or advisors, provided, however, that in each case such Third Party agrees to be bound by reasonable obligations of confidentiality and non-use, which are at least as stringent as those contained herein, unless otherwise strictly required by applicable law.

In addition, in connection with any permitted filing by either Party of this Agreement with any Governmental Body, including but not limited to the U.S. Securities and Exchange Commission, the filing Party shall endeavor to obtain confidential treatment of economic, trade secret information and such other information as may be requested by the other Party, and shall provide the other Party with the proposed confidential treatment request with reasonable time for such other Party to provide comments, and shall include in such confidential treatment request all reasonable comments of the other Party.

In the event that a Party is asked or subpoenaed by a court of law or Governmental Body to provide Confidential Information received hereunder, to the extent practical such Party shall promptly inform the other Party and shall cooperate with such other Party to obtain any and all protection that may be afforded such Confidential Information, prior to disclosing it, if such disclosure is ultimately required.

6.2 Publications. Merck shall not publish any information relating to the Product without the written consent of Immunovaccine, which consent shall not be unreasonably withheld, unless such information has already been publicly disclosed either prior to the Effective Date or after the Effective Date through no fault of Merck or otherwise not in violation of this Agreement, and in such later case, Merck shall provide Immunovaccine with written notice prior to publication in a journal in which a submission is made by Merck. Immunovaccine shall have the right to make such publications as it chooses, in its sole discretion, without the approval of Merck, provided that Merck receives a copy of such publication at least thirty (30) days’ prior to its publication. Subject to the foregoing 6.2 sentence one (1), Merck shall submit to Immunovaccine for Immunovaccine’s written approval (which approval be granted or denied in Immunovaccine’s sole discretion) any publication or presentation (including, without limitation, in any seminars, symposia or otherwise) of information related directly or indirectly to the Product for review and approval at least thirty (30) days prior to submission for the proposed date of publication or presentation.

6.3 Press Releases and Disclosure. It is understood that the Parties intend to issue a joint press release announcing the execution of this Agreement at a mutually agreed upon time and with a mutually agreed upon content (as attached hereto as Schedule 6.3), and that each Party thereafter may desire or be required to issue subsequent press releases relating to the Agreement or activities thereunder. Except as otherwise provided in this Article 6.3, neither Party may issue a press release relating to this Agreement or activities hereunder without the prior consent of the other Party (which consent shall not be unreasonably withheld or delayed) and without complying with this Article 6.3, provided, however that either Party may issue such press releases as it determines, based on advice of counsel, are strictly necessary to comply with laws or regulations or for appropriate market disclosure. If a Party wishes to issue a press release, it shall provide the other Party with a draft of such press release so that the other Party shall have at least ten (10) days to review such release. If no comments are provided by the end of such ten (10) day period, the release will be deemed to have been approved by the other Party. Following the initial press release announcing this Agreement, either Party shall be free to disclose, without the other Party’s prior written consent, the existence of this Agreement, the identity of the other Party and those terms of the Agreement which have already been publicly disclosed in accordance herewith.

ARTICLE 7 -REPRESENTATIONS AND WARRANTIES

7.1 Merck representations and warranties.

Merck represents and warrants to Immunovaccine that:

(a) Merck has the full power, authority and right to enter into this Agreement and to perform its obligations hereunder in accordance with the terms and conditions hereof, and all requisite corporate action has been taken to authorize Merck’s execution, delivery and performance of this Agreement;

(b) The execution, delivery and performance of this Agreement by Merck does not breach, violate, contravene or constitute a default under any contract, arrangement or commitment to which Merck is a party or by which it is bound, or violate any statute, law or regulation or any court, governmental body or administrative or other agency having jurisdiction over Merck;

(c) All consents, approvals and authorizations from all governmental authorities or other Third Parties required to be obtained by Merck in connection with the execution, delivery and performance of this Agreement have been obtained;

(d) This Agreement has been duly executed and delivered by Merck and, assuming the due authorization, execution and delivery of this Agreement by Immunovaccine, constitutes the legal, valid and binding obligations of Merck, enforceable in accordance with its terms, except as enforceability may be limited by (i) applicable bankruptcy, insolvency, moratorium, reorganization or similar laws, from time to time in effect, which affect enforcement of creditors’ rights generally and (ii) laws relating to the availability of specific performance, injunctive relief, or other equitable remedies;

(e) [***]

(f) [***]

(g) [***]

(h) [***]

(i) [***]

(j) [***]

7.2 Immunovaccine representations and warranties.

Immunovaccine represents and warrants to Merck that:

(a) Immunovaccine has the full power, authority and right to enter into this Agreement and to perform its obligations hereunder in accordance with the terms and conditions hereof, and all requisite corporate action has been taken to authorize Immunovaccine’s execution, delivery and performance of this Agreement;

(b) The execution, delivery and performance of this Agreement by Immunovaccine does not breach, violate, contravene or constitute a default under any contract, arrangement or commitment to which Immunovaccine is a party or by which it is bound, or violate any statute, law or regulation or any court, governmental body or administrative or other agency having jurisdiction over Immunovaccine;

(c) All consents, approvals and authorizations from all governmental authorities or other Third Parties required to be obtained by Immunovaccine in connection with the execution, delivery and performance of this Agreement have been obtained; and

(d) This Agreement has been duly executed and delivered by Immunovaccine and, assuming the due authorization, execution and delivery of this Agreement by Merck, constitutes the legal, valid and binding obligations of Immunovaccine, enforceable in accordance with its terms, except as enforceability may be limited by (i) applicable bankruptcy, insolvency, moratorium, reorganization or similar laws, from time to time in effect, which affect enforcement of creditors’ rights generally and (ii) laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

7.3 No Other Warranties. Except as explicitly set forth in this Agreement, nothing in this agreement shall be construed as:

(a) A representation or warranty, express or implied, by Merck that the Merck Patent Rights will be granted (if not already granted) or that any Merck Patent Rights are or will be valid or will afford proper protection or that the exploitation of the Merck Patent Rights or Merck Know-How will not infringe the rights of any Third Party; and

(b) A warranty or representation that any manufacture, sale, use or other disposition of Products hereunder will be free from infringement of patents and applications therefor owned by Third Parties other than those under which licenses, rights and privileges have been granted.

ARTICLE 8 -INDEMNIFICATION

8.1 Indemnification by Merck. Merck shall defend, indemnify and hold harmless Immunovaccine, its Affiliates, directors, employees and agents (the “Immunovaccine Indemnitees”) from and against any and all liability, damage, loss, cost or expense (including reasonable attorney’s fees and expenses of litigation) (“Losses”) arising or resulting from any claims made or suits brought by Third Parties to the extent such Losses arise or result from (i) the breach of any provision of this Agreement by Merck, (ii) the negligence or willful misconduct of Merck, except to the extent such Losses arise from the negligence or willful misconduct of any of the Immunovaccine Indemnitees, or [***]. [Redacted.] In the event of a claim against Immunovaccine Indemnitees which may be subject to the foregoing indemnification obligation, Immunovaccine Indemnitees agree to notify Merck promptly of such claim and Immunovaccine shall provide Merck with any assistance Merck may reasonably require in the defense of such action, at Merck’s cost and expense.

8.2 Indemnification by Immunovaccine. Immunovaccine shall defend, indemnify and hold harmless Merck, its Affiliates, directors, employees and agents (the “Merck Indemnitees”) from and against any and all Losses arising or resulting from any claims made or suits brought by Third Parties to the extent such Losses arise or result from (i) the breach of any provision of this Agreement by Immunovaccine, (ii) the negligence or willful misconduct of Immunovaccine, or (iii) Immunovaccine’s Development or Commercialization of the Product, except to the extent such Losses arise from the negligence or willful misconduct of any of the Merck Indemnitees. In the event of a claim against the Merck Indemnitees which may be subject to the foregoing indemnification obligation, the Merck Indemnitees agree to notify Immunovaccine promptly of such claim and Merck shall provide Immunovaccine with any assistance Immunovaccine may reasonably require in the defense of such action, at Immunovaccine’s cost and expense.

8.3 No Consequential Damages. SUBJECT TO ARTICLE 8.1 AND 8.2 AND TO THE EXTENT ALLOWED BY APPLICABLE MANDATORY LAW, NEITHER PARTY NOR ANY OF ITS AFFILIATES SHALL BE LIABLE TO THE OTHER PARTY OR ANY OF ITS AFFILIATES FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, WHETHER IN CONTRACT, WARRANTY, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE.

8.4 Insurance. During the Term, each Party shall obtain and maintain, at its sole cost and expense, product liability insurance (including any self-insured arrangements) in amounts, that are reasonable and customary in the pharmaceutical and biotechnology industry for companies engaged in comparable activities. It is understood and agreed that this insurance shall not be construed to limit either Party’s liability with respect to its indemnification obligations hereunder. Each Party will, except to the extent self insured, provide to the other Party upon request a certificate evidencing the insurance such Party is required to obtain and keep in force under this Article 8.4.

ARTICLE 9 -TERM

This Agreement shall be in force and effect from the Effective Date [***] [Redacted] unless the Agreement is terminated at an earlier date as permitted under this Agreement (the “Term”).

ARTICLE 10 -TERMINATION

The following provisions on termination of this Agreement shall apply.

10.1 Termination for cause

(a) Right to terminate for breach. Each Party shall have the right to terminate this Agreement upon ninety (90) days’ prior written notice to the other upon or after the breach of any material provision of this Agreement by the other Party if the breaching Party has not cured such breach within the ninety (90)-day period following written notice of termination by the non-breaching Party. Notwithstanding the foregoing, if breach relates to an obligation to pay royalties or make other payments under this Agreement, notice and cure period shall be sixty (60) days only, unless there exists a bona fide Dispute as to whether such royalties or other payments are owing, in which case the Parties shall resolve such Dispute in accordance with Articles 11 and 12.10 below.

If Merck terminates the Agreement for an uncured breach and Immunovaccine terminates for convenience after notice of termination is delivered by Merck pursuant to Article 10.1(a), then the consequences set forth in Article 10.1(b) shall apply, unless the breach is disputed by Immunovaccine in which case the outcome of the Dispute resolution procedure set forth in Articles 11 and 12.10 shall determine whether Articles 10.1(b) or 10.2(a) apply.

(b) Effect of Termination by Merck. Upon termination by Merck pursuant to this Article 10.1, all licenses and other rights granted by Merck to Immunovaccine under this Agreement, shall terminate and be of no further force or effect. If Merck wishes to Develop the Product and requires the Product Technology and/or Immunovaccine Technology for such Development and Commercialization of the Product, Merck shall notify Immunovaccine in writing within ninety (90) days from effective date of termination and the following shall apply:

[Redacted.]

(i)	[***]

(ii)	[***]

(c) Effect of Termination by Immunovaccine. Upon termination by Immunovaccine for cause pursuant to this Article 10.1, without limiting the rights set forth in Article 10.5(e), all licenses and other rights granted by Merck to Immunovaccine shall, upon Immunovaccine’s option, remain in full force and effect with [***] [Redacted.] [***] determined in accordance with the Dispute resolution procedure set forth in Articles 11 and 12.10 below.

10.2 Termination for convenience by Immunovaccine

(a) Termination for convenience. Immunovaccine shall have the right to terminate this Agreement for convenience upon sixty (60) days’ advance written notice to Merck. Upon termination by Immunovaccine pursuant to this Article 10.2, all licenses and other rights granted by Merck to Immunovaccine under this Agreement, shall terminate and be of no further force or effect.

If Merck wishes to continue Product Development and requires the Product Technology and/or Immunovaccine Technology for such Product Development and Commercialization Merck shall notify Immunovaccine in writing within ninety (90) days from effective date of termination and the following shall apply:

[Redacted.]

(i)	[***]

(ii)	[***]

10.3 License Grant to Merck and Payment Obligations. [Financial terms redacted.]

(a) [***]

(b) [***]

(c) [***]

10.4 Termination for Bankruptcy. Each Party shall have the right to terminate this Agreement for cause for any of the following reasons:

(a) Appointment of a trustee or receiver with respect to any material part of the assets of the other Party; or

(b) Filing of application for bankruptcy, liquidation or other similar procedure in respect of the other Party or its assets.

The consequences set forth in 10.1(b) or 10.1(c) will apply as applicable.

10.5 General Effects of termination; surviving obligations.

(a) If Merck terminates in accordance with 10.1 or Immunovaccine terminates for convenience in accordance with 10.2, Immunovaccine shall transfer free of charge to Merck any and all Regulatory Approvals that it may have obtained with regard to Product Development and Commercialization to the extent transferable.

(b) If a technology transfer for Product Technology and/or Immunovaccine Technology is required to give effect to the rights set forth in Article 10.1(b) or 10.2(a), Immunovaccine shall use Commercially Reasonable Efforts to transfer, at Merck’s cost, all relevant Know-How within a period of six (6) months from the effective date of termination.

(c) Termination of this Agreement or of a Party’s rights shall not relieve the parties of any obligation accruing prior to such termination, including any payment obligation hereunder. Except as expressly set forth elsewhere in this Agreement, the obligations and rights of the parties under Articles 1, 2.6, 2.7, 4.3(e), 4.5, 5.1(c), 6, 8, 10.1(b), 10.1(c), 10.2(a)(i), 10.2(a)(ii), 10.3, 10.5, 10.6. 11, 12.1, 12.5, 12.7, 12.8, 12.10, 12.11, 12.12, 12.13 and 12.14 shall survive termination of this Agreement. In the event that Immunovaccine ‘yes notice of termination for convenience ursuant to Article 10.2 a [***] [Financial terms redacted.]

(d) Within thirty (30) days following the termination of this Agreement, each Party shall deliver to the other Party any and all Confidential Information of the other Party in its possession, except that the terminating Party may retain such Confidential Information to the extent necessary or useful for the practice of its surviving license(s) hereunder, and except for one (1) copy of each item of the other Party’s Confidential Information which may be retained in confidential files solely for record purposes.

(e) Termination of this Agreement shall not preclude any Party from, and nothing herein shall limit or restrict either Party from, claiming any other damages, compensation or relief that it may be entitled to.

(f) The Continuing License shall survive the expiration of the Term, but subject to Article 10.5(e) shall not survive the earlier termination of this Agreement.

10.6 Assignment and transfer of Regulatory Approvals.

In the event that Immunovaccine is obliged to transfer Regulatory Approvals and/or NDA filings, if any, to Merck following a termination of this Agreement under this Article 10, then the following provisions shall apply:

(a) Immunovaccine hereby undertakes as from the effective date of the termination notice to permit and facilitate Merck’s reasonable access to, and thereafter to take Commercially Reasonable Efforts to initiate promptly and pursue and support the transfer and the assignment of the Regulatory Approvals and/or pending NDA filings, if any, to Merck or any third party duly notified by Merck (including a sublicensee of Merck), including without limitation to provide a respective assignment and transfer application to any Regulatory Authority competent for the transfer of the Regulatory Approvals and/or pending NDA filings, if any, as well as hand over to Merck or any designated third party any and all files and communications with any competent Regulatory Authority needed or required to transfer and thereafter pursue and maintain all Regulatory Approvals and/or pending NDA filings, if any. The Parties undertake to work together and execute all documents necessary, required or advisable to achieve the full transfer and assignment of the Regulatory Approvals and/or pending NDA filings, if any, from Immunovaccine to Merck or a designated third party as soon as reasonably practicable after the effective date of the termination notice.

(b) During the period until the transfer and assignment of the Regulatory Approvals and/or pending NDA filings, if any, has been completed, Immunovaccine shall be responsible, at Merck’s expense, to use Commercially Reasonable Efforts to maintain the value and potential of the Product, including without limitation pursue pending FDA filings, maintain Regulatory Approval (including payment of all amounts becoming due), secure supply of Product and continue Commercialization in accordance with its obligations under this Agreement.

(c) Following completion of the transfer and assignment of the Regulatory Approvals and/or pending NDA filings, if any, to it, Merck (either itself or through third parties) shall be responsible in its discretion to maintain the Regulatory Approvals and/or pending NDA filings, if any, and assume responsibility for all regulatory obligations related to the Product.

(d) Following completion of the transfer and assignment of the Regulatory Approvals and/or pending NDA filings, if any, Merck shall assume responsibility for all post approval obligations required by any Regulatory Authority in relation to the Product, provided that any studies or stability testing programs ongoing as of the effective date of the termination notice (if any) shall be completed by Immunovaccine and the resulting data transferred to Merck upon such completion. Any reasonable costs for such programs after the effect of termination will be at Merck’s expense.

ARTICLE 11 -DISPUTE RESOLUTION

11.1 Cooperative Decision Making. The Parties intend that, to the maximum extent practicable and except to the extent otherwise provided hereunder, they shall reach decisions hereunder cooperatively by mutual agreement. Any disputes, controversies or claims (each a “Dispute”) arising out of or relating to this Agreement, shall be referred to resolution pursuant to Article 11.2.

11.2 Resolution by Senior Executives. Either Party may refer a Dispute for resolution under this Article 11.2 to the Senior Executives by delivering a written notice to the other Party describing the circumstances of such Dispute (“Dispute Notice”). The Parties’ respective Designated Senior Executives shall discuss the unresolved Dispute, and shall meet with respect thereto if one or more of them believes a meeting or meetings to be useful.

11.3 Escalation to Executive Officers. If the Senior Executives do not resolve the matter within thirty (30) days following the delivery of the Dispute Notice (or such lesser or longer period as they may agree is a useful period for their discussions), then any one or more of the Designated Senior Executives may institute a formal review of such matter by the Parties’ respective Executive Officers pursuant to Article 11.4.

11.4 Resolution by Executive Officers. The Executive Officers shall discuss the Dispute, and shall meet with respect thereto if either of them believes a meeting or meetings to be useful. If the Dispute cannot be resolved by the Executive Officers within sixty (60) days following delivery of the Dispute Notice, such Dispute shall be resolved in accordance with Article 12.10 below.

ARTICLE 12 - MISCELLANEOUS

12.1 Relationship of the Parties. Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, joint venture or employer-employee relationship between the Parties.

12.2 Assignment. Except as expressly provided herein, neither this Agreement nor any interest hereunder shall be assignable, nor any other obligation delegable, by Merck [***], or Immunovaccine, on the other hand, without the prior written consent of Immunovaccine or Merck, respectively , which consent shall not be unreasonably withheld or delayed, except that Immunovaccine, [***] and Merck may assign this Agreement to any of its Affiliates without the foregoing consent, subject to Article 12.3 below. [***] This Agreement shall be binding upon the successors and permitted assigns of the Parties. Any assignment not in accordance with this Article 12.2 shall be void.

12.3 Performance by Affiliates. Each Party shall have the right to have any or all of its obligations hereunder performed, or its rights hereunder exercised, by any of its Affiliates and the performance of such obligations by any such Affiliate(s) shall be deemed to be performance by a Party; provided, however, such Party shall be responsible for ensuring the performance of its obligations under this Agreement and that any failure of any Affiliate performing obligations of such Party shall be deemed to be a failure by such Party to perform such obligations.

12.4 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments and to do all such other acts as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

12.5 Accounting Procedures. Each Party shall calculate all amounts hereunder and perform other accounting procedures required hereunder and applicable to it in accordance with either, as applicable (a) United States generally accepted accounting principles (US GAAP) or (b) International Financial Reporting Standard (IFRS), whichever is normally used by such Party to calculate its financial position, and in each case consistently applied by such Party.

12.6 Force Majeure. Neither Party shall be liable to the other for failure or delay in the performance of any of its obligations under this Agreement for the time and to the extent such failure or delay is caused by acts of God, earthquake, riot, civil commotion, terrorism, war, strikes or other labor disputes, fire, flood, failure or delay of transportation, default by suppliers or unavailability of raw materials, governmental acts or restrictions or any other reason which is beyond the control of the respective Party. The Party affected by force majeure shall provide the other Party with full particulars thereof as soon as it becomes aware of the same (including its best estimate of the likely extent and duration of the interference with its activities), and will use Commercially Reasonable Efforts to overcome the difficulties created thereby and to resume performance of its obligations hereunder as soon as practicable.

12.7 No Trademark Rights. No right, express or implied, is granted by this Agreement to a Party to use in any manner the name or any other trade name or trademark of the other Party in connection with the performance of this Agreement or otherwise. [***]

12.8 Entire Agreement of the Parties; Amendments. This Agreement and the schedules and exhibits hereto constitute and contain the entire understanding and agreement of the Parties regarding the subject matter hereof and cancel and supersede any and all prior negotiations, correspondence, understandings and agreements between the Parties, whether oral or written, regarding such subject matter. No waiver, modification or amendment of any provision of this Agreement shall be valid or effective unless made in writing referencing this Agreement and signed by a duly authorized officer of each Party.

12.9 Captions. The captions to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement.

12.10 Governing Law and Jurisdiction. This Agreement shall be governed by and interpreted in accordance with the laws of England and Wales, excluding application of any conflict of laws principles that would require application of the Law of a jurisdiction outside of England and Wales. All disputes arising out of or in connection with this Agreement that are not resolved pursuant to Article 11 shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the said Rules. Arbitration shall be held in London, England.

12.11 Notices and Deliveries. Any notice, request, approval or consent required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been sufficiently given if delivered in person, transmitted by facsimile (receipt verified) or by express courier service (signature required) to the Party to which it is directed at its address or facsimile number shown below or such other address or facsimile number as such Party shall have last given by notice to the other Party.

If to Merck, addressed to:

Merck KGaA

Frankfurter Straf3e 250

64293 Darmstadt, Germany

Attn: Chris Godfrey

Facsimile: +49 6151 72-914928

With a copy to:

Merck KGaA

Frankfurter Stra13e 250

64293 Darmstadt, Germany

Attn: Legal Department

Facsimile: +49 6151-72-2373

If to Immunovaccine, addressed to:

Immunovaccine Technologies, Inc

1819 Granvill Street, Suite 303

Halifax, Nova Scotia B3J 3R1

Attn : Chief Executive Officer

Facsimile:

With a copy to:

Life Sciences Law

870 Martin Luther King Jr. Blvd.

Chapel Hill, NC 27514

Attn: Sheila A. Mikhail, Esq.

Facsimile: 919-933-4755

12.12 Waiver. A waiver by either Party of any of the terms and conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any other term or condition hereof. All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either Party.

12.13 Severability. When possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement. The Parties shall make a good faith effort to replace the invalid or unenforceable provision with a valid one which in its economic effect is most consistent with the invalid or unenforceable provision.

12.14 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, and all of which together will be deemed to be one and the same instrument. A facsimile copy of this Agreement, including the signature pages, will be deemed an original.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed and delivered in duplicate by their duly authorized representatives with legal and binding effect as of the date first above written.

IMMUNOVACCINE TECHNOLOGIES, INC. (s) Dr. Randal Chase Dr. Randal Chase CEO Immunovaccine Technologies, Inc	MERCK KGaA i.V. (s) Dr. Jurn-Peter Halle Dr. J6m-Peter Halle Vice President, Head Global Product Unit Oncology i.V. (s) Dr. Simone Heitz Dr. Simone Heitz Corporate Counsel [***]

Appendix A: Product Development Plan

To be added in line with Article 3.2 of this Agreement.

[Redacted.]

Appendix A

Schedule 1.29: Merck Know-How

[Redacted.]

Schedule 1.29

Schedule 1.31: Merck Patent Rights

[Redacted.]

Schedule 1.31

Schedule 4.2: [Redacted.] [***]

[***]

Schedule 4.2

Schedule 4.3(a): [Redacted.] [***]

[***]

Schedule 4.3(a)

Schedule 4.4: [Redacted.] [***]

[***]

Schedule 4.4

Schedule 5.1(b): [Redacted.] [***]

[***]

Schedule 5.1(b)

Schedule - 6.3 Press Release

Media	For Immediate Release

Immunovaccine Licenses Clinical Stage Cancer Vaccine from Merck KGaA

Halifax, NS; July 12, 2010 —Immunovaccine Inc. (TSX-V: IMV) today announced that it has signed an agreement with Merck KGaA (MRCG.DE) of Darmstadt, Germany, to in-license EMD 640744, an investigational therapeutic survivin-based cancer vaccine designed to target multiple solid tumors and hematological malignancies.

Immunovaccine will build on the current on-going Phase 1 study for EMD 640744 by formulating it in its DepoVaxTM delivery system. It is envisioned that after some preclinical work, the EMD 640744 -DepoVax combination vaccine will proceed quickly into Phases 1 and 2 of clinical development.

The license agreement grants Immunovaccine exclusive worldwide rights, under issued patents and patents applications, to develop and commercialize EMD 640744 for multiple cancer indications. Under the terms, Immunovaccine will pay Merck KGaA success-based milestones and royalties as a percentage of product sales. Further financial terms were not disclosed.

“Merck KGaA is a global leader with a track record of successfully developing therapies for cancer and we are excited to be working with them on such a vaccine candidate. We look forward to expediting the clinical development of this EMD 640744 - DepoVax combination, and expanding Immunovaccine’s vaccine pipeline,” said Dr. Randal Chase, President and CEO of Immunovaccine Inc.

About EMD 640744

Merck KGaA has designed the EMD 640744 antigen vaccine composition to target survivin-expressing solid tumors, bringing it to Phase I of clinical development. The survivin protein is believed to be important in the growth and survival of cancer cells and is over-expressed in common cancers, such as melanoma, prostate, pancreatic, colorectal and multiple myeloma. Survivin is a tumor-associated antigen with a high level of expression in cancer cells in contrast to a very limited expression in normal tissue. Spontaneous immune responses to survivin have been observed in cancer patients.

About DepoVax

Immunovaccine’s DepoVax platform is a lipid depot-based vaccine delivery and enhancement technology whereby the antigens and adjuvants (immune enhancers) formulated in liposomes and then in oil. This patented combination is a breakthrough in vaccine development because it raises unusually strong and long-lasting cellular or humoral immune responses. In preclinical studies, cancer vaccines delivered via the DepoVax platform resulted in 100% tumor elimination with a single-dose in three independent cancer models.

Schedule 6.3-1

About Merck KGaA

Merck KGaA’s commitment to advancing cancer care has led to numerous collaborations, providing an important basis for continued innovation and support for the company’s goal to improve treatment and outcomes for cancer patients. Merck KGaA is a global pharmaceutical and chemical company with total revenues of € 7.7 billion in 2009, a history that began in 1668, and a future shaped by approximately 33,600 employees in 64 countries. Its success is characterized by innovations from entrepreneurial employees. Merck’s operating activities come under the umbrella of Merck KGaA, in which the Merck family holds an approximately 70% interest, and free shareholders own the remaining approximately 30%. In 1917 the U.S. subsidiary Merck & Co. was expropriated, and has been an independent company ever since. www.merck.de

About Immunovaccine, Inc.

Immunovaccine Inc. (TSX-V:IMV), is a clinical stage vaccine development company focused on the commercialization of its patented DepoVax TM vaccine delivery technology. The company’s lead product DPX-0907, a DepoVax-based therapeutic cancer vaccine, is in a Phase 1 clinical trial in the US. Immunovaccine continues to strengthen its vaccine pipeline, through licensing and strategic partnerships, to develop therapeutic cancer and infectious disease vaccines. www.imvaccine.com

This press release contains forward-looking information under applicable securities law. All information that addresses activities or developments that we expect to occur in the future is forward-looking information. Forward-looking statements are based on the estimates and opinions of management on the date the statements are made. However, they should not be regarded as a representation that any of the plans will be achieved. Actual results may differ materially from those set forth in this press release due to risks affecting the Company, including access to capital, the successful completion of clinical trials and receipt of all regulatory approvals. Immunovaccine Inc. assumes no responsibility to update forward-looking statements in this press release.

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

Contact:

Dr. Marc Mansour, Vice President R&D, Immunovaccine Inc.
T: +001 (902) 492-1819 E: info(&imvaccine.com

Jennifer Ayotte, Communications, Immunovaccine Inc.
T: + 001 (902) 209-4704 E: iavotteaimvaccine.com

Phyllis Carter, External Communications, Merck KGaA
T: +49 (0) 6151 72- 7144 E: phyllis.carteramerck.de

Schedule 6.3-2